Exhibit 4.2

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT is made as of the      day of             , 2001, between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and                      (“Optionee”). All capitalized terms not specifically defined herein shall have the meanings set forth in the Company’s 1996 Stock Option Plan (the “Plan”).

R E C I T A L S

A. Pursuant to the Plan, the Compensation Committee of the Board of Directors (the “Committee”) has determined that it is to the advantage and in the best interests of the Company and its stockholders to grant a nonqualified stock option to Optionee covering              shares of the Company’s Common Stock, in order to more closely align the Optionee’s interests with those of other stockholders of the Company, and has approved the execution of this Nonqualified Stock Option Agreement between the Company and Optionee.

B. The option granted hereby is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Option. The Company grants to Optionee the right and option (“Option”) to purchase on the terms and conditions hereinafter set forth, all or any part of an aggregate of                      (            ) shares of Common Stock at the purchase price of $                     per share. The Option shall be exercisable from time to time in accordance with the provisions of this Agreement during a period expiring on the tenth anniversary of the date of this Agreement (the “Expiration Date”) or earlier in accordance with Section 5 hereof.

2. Vesting. No portion of this Option shall vest prior to the dates indicated below. Subject to Section 5 hereof, on or after the date of grant and the following anniversary dates of this Agreement this Option may be exercised up to the indicated percentage of shares covered by this Option:

Date	Percentage Initially Exercisable	Cumulative Percentage Exercisable
First Anniversary	33.33%	33.33%
Second Anniversary	33.33%	66.67%
Third Anniversary	33.33%	100%

Subject to earlier termination under Section 5 hereof, at any time after the third anniversary date of this Agreement, but no later than the Expiration Date, Optionee may purchase all or any part of the shares subject to this Option which Optionee theretofore failed to purchase. In each case the number of shares which may be purchased shall be calculated to the nearest full share.

3. DEFRA Limitation. The payments that Optionee shall be entitled to receive upon the exercise of the options covered hereby and under his employment agreement, if any, shall in all events be limited by the provisions of Section 280G of the Code and the regulations thereunder (or their then equivalents) and no payment shall be made (and no option vesting accelerated) that would have the result of limiting the deductibility of such payments by the Company or that would result in the imposition of an excise tax under Section 4999 of the Code on the Optionee.

4. Manner of Exercise. Each exercise of this Option shall be by means of a written notice of exercise delivered to the Company, specifying the number of shares to be purchased and accompanied by payment to the Company (x) of the full purchase price of the shares to be purchased (i) in cash or by certified, cashier’s or (as funds clear) personal check payable to the order of the Company, or (ii) by delivery of shares of Common Stock of the Company which have been owned by the Optionee for over six months and which are in the possession of the Optionee, or a combination thereof, and (y) of any required withholding taxes (as contemplated by Section 7 hereof) in cash or by certified, cashier’s or (as funds clear) personal check payable to the order of the Company. This Option may not be exercised for a fraction of a share and no partial exercise of this Option may be for less than (i) one hundred (100) shares or (ii) the total number of shares then eligible for exercise, if less than one hundred (100) shares.

This Option may be exercised (i) during the lifetime of the Optionee only by the Optionee; (ii) to the extent permitted by the Committee or by the terms of this Agreement, Optionee’s spouse if such spouse obtained the Option pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder (“Qualified Domestic Relations Order”); and (iii) after the Optionee’s death by his or her transferees by will or the laws of descent or distribution, and not otherwise, regardless of any community property interest therein of the spouse of the Optionee, or such spouse’s successors in interest. If the spouse of the Optionee shall have acquired a community property interest in this Option, the Optionee, or the Optionee’s permitted successors in interest, may exercise the Option on behalf of the spouse of the Optionee or such spouse’s successors in interest.

5. Cessation of Services, Death or Permanent Disability. If the Optionee ceases to be employed by or provide services to the Company or one of its subsidiaries for any reason other than the Optionee’s death, “permanent disability” (within the meaning of Section 22(e)(3) of the Code) or termination for “Cause” (as defined below), the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date one (1) month after the Optionee ceases to be employed by or provide services to the Company or one of its subsidiaries, but only to the extent the Option was exercisable on the date of the cessation of employment or services, and shall thereafter expire and be void and of no further force or effect. The employment or other relationship of the Optionee to the Company or any subsidiary shall be deemed to continue during any leave of absence which has been authorized in writing by the Committee.

If the Optionee dies or becomes “permanently disabled” while the Optionee is employed by or providing services to the Company or any of its subsidiaries, the Option shall be exercisable until the earlier of (i) the Expiration Date or (ii) a date six (6) months after the date of such death or “permanent disability”, but only to the extent the Option was exercisable on the date of death or “permanent disability”, and shall thereafter expire and be void and of no further force or effect. During such period after death, any vested, unexercised portion of the Option may be exercised by the person or persons to whom the Optionee’s rights under the Option shall pass by reason of the death of the Optionee, whether by will or by the applicable laws of descent and distribution.

If the Optionee is terminated for Cause, either as an employee of or as a provider of services to the Company or one of its subsidiaries, then the Option shall terminate immediately and be void and of no further force or effect and may not be exercised for any reason. For purposes of this Agreement, the Optionee shall be deemed to have been terminated for “Cause” if such termination was as a result of any one or more of the following, as determined in good faith by the Board of Directors, President or Executive Vice President of the Company: The Optionee’s (a) gross neglect or gross misconduct in performing his or her duties, (b) willful refusal to follow directions given by his or her supervisor(s) from time to time, provided that such directions are within the scope of the Optionee’s duties, (c) misuse of alcoholic drinks or narcotics, (d) inexcusable repeated or prolonged absence from work, (e) being charged with the commission of a felony or other serious crime, (f) dishonesty or commission of a theft or defalcation against the Company or one of its subsidiaries, or (g) commission of a wrongful act that would make the continuance of the Optionee’s employment or services detrimental to the Company or one of its subsidiaries.

If the Optionee is terminated for Cause, the Company shall have the option, exercisable within ninety (90) days of termination, to repurchase any shares of Common Stock acquired by the Optionee through the exercise of this Option during the twelve-month period immediately preceding such termination and which are still held by the Optionee. The repurchase price per share payable by the Company shall be the exercise price paid by the Optionee as specified in Section 1 hereof, plus interest at the rate of ten percent (10%) per annum from the date of payment of the exercise price by the Optionee. Certificates representing the shares of Common Stock acquired by the Optionee pursuant to the exercise of this Option may bear a legend regarding the Company’s repurchase option.

Any unvested portion of the Option at the date of cessation of employment or of provision of services, whether or not for Cause, or of death or permanent disability, as the case may be, shall immediately be cancelled and shall not be exercisable.

6. Shares to be Issued in Compliance with Federal Securities and Other Applicable Laws and Exchange Rules. By accepting the Option, Optionee represents and agrees, for Optionee and his or her legal successors (by will or the laws of descent and distribution or through a Qualified Domestic Relations Order), that none of the shares purchased upon exercise of the option will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, any applicable state “blue sky” laws or any applicable foreign laws. If required by the Committee at the time the Option is exercised, Optionee or any other person entitled to exercise the Option shall furnish evidence satisfactory to the Company (including a written and signed representation) to such effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act, state blue sky laws or any applicable foreign laws by such person.

No shares shall be issued and delivered upon the exercise of any option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any principal securities exchange on which shares of the same class are then listed and any other requirements of law (including without limitation state blue sky laws) or of any regulatory bodies having jurisdiction over such issuance and delivery.

7. Withholding of Taxes. Upon the exercise of this Option, the Company shall have the right to require Optionee or Optionee’s legal successor to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares.

8. No Assignment. This Option and all other rights and privileges granted hereby shall not be transferred, assigned, pledged or hypothecated, either voluntarily or by operation of law otherwise than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any other right or privileges granted hereby contrary to the provisions hereof, this Option and all rights and privileges contained herein shall immediately become null and void and of no further force or effect.

9. Adjustment for Reorganizations, Stock Splits, etc. If the outstanding shares of Common Stock of the Company (or any other class of shares or securities which shall have become issuable upon the exercise of this Option pursuant to this sentence) are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares or securities receivable upon the exercise of this Option, without change in the aggregate purchase price applicable to the unexercised portion of this Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by this Option.

Upon (i) the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, (ii) a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, or (iii) if the majority of any class of directors be comprised of individuals who were not either nominated by the then existing Board of Directors or had not been appointed by the then existing Board of Directors (any of the foregoing, a “Corporate Transaction”), subject to the following sentence, the Plan and this Option shall terminate and be of no further force and effect. Notwithstanding the foregoing, the Committee shall provide in writing in connection with any such transaction for any or all of the following alternatives: (i) for this Option to become immediately exercisable in full notwithstanding the provisions of Sections 2 and 4 hereof; (ii) for the assumption by the successor corporation of this Option or the substitution by such corporation for this Option of new options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or (iii) for the payment in cash or stock at the option of the Committee in lieu of and in complete satisfaction of this Option. The Optionee may exercise the Option subject to the consummation of a Corporate Transaction.

Adjustments under this Section 9 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under this Option on any such adjustment.

10. Participation by Optionee in Other Company Plans. Nothing herein contained shall affect the right of Optionee to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other employee welfare plan or program of the Company or of any subsidiary of the Company.

11. No Rights as a Stockholder Until Issuance of Stock Certificate. Neither Optionee nor any other person legally entitled to exercise this Option shall be entitled to any of the rights or privileges of a stockholder of the Company in respect of any shares issuable upon any exercise of this Option unless and until a certificate or certificates representing such shares shall have been actually issued and delivered to Optionee.

12. Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ Optionee or contract for Optionee’s services, to restrict the Company’s or such subsidiary’s right to discharge Optionee or cease contracting for Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between Optionee and the Company or any of its subsidiaries.

13. Agreement Subject to Stock Option Plan. The Option hereby granted is subject to, and the Company and Optionee agree to be bound by, all of the terms and conditions of the Plan, as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall adversely affect Optionee’s rights under this Option without the prior written consent of Optionee.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to the conflict of laws provisions of that or any other State.

PINNACLE ENTERTAINMENT, INC.

By:
Its:

OPTIONEE

Name:

SPOUSAL CONSENT

By his or her signature below, the spouse of the Optionee agrees to be bound by all of the terms and conditions of the foregoing Option Agreement.

OPTIONEE’S SPOUSE

Signature

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